EXHIBIT 99.1

For Immediate Release

AAM Reports Third Quarter 2016 Financial Results

Third quarter gross profit increases by 14.5% on a year-over-year basis to $181.2 million

DETROIT, November 3, 2016 -- American Axle & Manufacturing Holdings, Inc. (AAM), (NYSE: AXL) today reported its financial results for the third quarter 2016.
Third Quarter 2016 Results

•	Sales of $1.007 billion

•	Gross profit of $181.2 million, or 18.0% of sales

•	Net income of $61.7 million, or 6.1% of sales

•	Diluted earnings of $0.78 per share

•
Adjusted EBITDA (earnings before interest expense, income taxes, depreciation and amortization, excluding the impact of special charges and other non-recurring items) of $156.7 million, or 15.6% of sales

•	Net cash provided by operating activities of $107.5 million

•	Free cash flow (net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and government grants) of $54.6 million

AAM's net income in the third quarter of 2016 was $61.7 million, or $0.78 per share. This compares to net income of $60.9 million, or $0.78 per share in the third quarter of 2015. In the third quarter of 2016, AAM's results reflect the impact of a $3.4 million asset impairment charge and $0.7 million of acquisition related expenses.
AAM’s net income in the first nine months of 2016 was $193.8 million, or $2.47 per share as compared to $172.7 million, or $2.21 per share in the first nine months of 2015.
“AAM's third quarter financial results continued to reflect strong production volumes and solid performance in our global manufacturing operations,“ said AAM’s Chairman & Chief Executive Officer, David C. Dauch. "Our year-to-date financial performance positions AAM to achieve record sales and profit in 2016."
Net sales in the third quarter of 2016 increased to $1.007 billion as compared to $971.6 million in the third quarter of 2015. Non-GM sales were $307.7 million in the quarter as compared to $321.6 million in the third quarter of 2015.
AAM's net sales in the first nine months of 2016 increased to $3.002 billion as compared to $2.945 billion in the first nine months of 2015. Non-GM sales in the first nine months of 2016 were $964.8 million, as compared to $993.6 million in the first nine months of 2015.
AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers' North American light truck and SUV programs. In the third quarter of 2016, AAM's content-per-vehicle was $1,612 as compared to $1,622 in the third quarter of 2015 and $1,609 in the second quarter of 2016.
AAM's gross profit in the third quarter of 2016 increased to $181.2 million as compared to $158.3 million in the third quarter of 2015. Gross profit in the third quarter of 2016 includes the impact of the $3.4 million asset impairment charge. Gross margin was 18.0% in the third quarter of 2016 as compared to 16.3% in the third quarter of 2015.
AAM's gross profit for the first nine months of 2016 increased to $546.6 million as compared to $475.6 million in the first nine months of 2015. Gross margin was 18.2% in the first nine months of 2016 as compared to 16.1% in the first nine months of 2015.
AAM's selling, general, and administrative (SG&A) expense in the third quarter of 2016 was $79.9 million, or 7.9% of sales, as compared to $65.5 million, or 6.7% of sales, in the third quarter of 2015. SG&A expense in the third quarter of 2016 includes the impact of $0.7 million of acquisition related expenses.

In the first nine months of 2016, AAM's SG&A expense was $235.4 million, or 7.8% of sales, as compared to $204.6 million, or 6.9% of sales, for the first nine months of 2015.
AAM's research and development (R&D) expense in the third quarter of 2016 was $36.2 million as compared to $25.8 million in the third quarter of 2015. AAM's R&D expense in the first nine months of 2016 was $102.3 million compared to $82.6 million in the first nine months of 2015.
AAM defines EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of special charges and other non-recurring items.
In the third quarter of 2016, AAM's Adjusted EBITDA increased to $156.7 million, or 15.6% of sales, as compared to $149.2 million, or 15.4% of sales, in the third quarter of 2015.
In the first nine months of 2016, AAM's Adjusted EBITDA was $471.3 million, or 15.7% of sales, as compared to $433.6 million, or 14.7% of sales, in the first nine months of 2015.
AAM defines free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and government grants.
Net cash provided by operating activities for the third quarter of 2016 was $107.5 million. Capital spending, net of proceeds from the sale of property, plant and equipment and government grants for the third quarter of 2016 was $52.9 million. Reflecting the impact of this activity, AAM generated free cash flow of $54.6 million for the third quarter of 2016.
Net cash provided by operating activities for the first nine months of 2016 was $291.0 million. Capital spending, net of proceeds from the sale of property, plant and equipment and government grants for the first nine months of 2016 was $155.2 million. Reflecting the impact of this activity, AAM generated free cash flow of $135.8 million in the first nine months of 2016.

Update on GM's Next Generation Full-Size Truck Program
As an update to the press release issued on July 31, 2015 related to our selection by GM as the target supplier to provide axles and driveshafts for GM’s next generation full-size truck program - AAM now estimates, based on current design and program direction, to retain approximately 65% of the sales content provided to GM for the current full-size truck program.  AAM estimates to have covered approximately 90% of the expected sales impact of this sourcing transition with new and incremental business wins that will launch in the 2018 to 2020 timeframe.

AAM's Full Year 2016 Outlook
AAM has updated its full year 2016 outlook:

•	AAM is targeting sales of $3.95 billion in 2016.

•	AAM is targeting an Adjusted EBITDA margin in the range of 15.25% to 15.5% of sales in 2016.

•	AAM is targeting free cash flow of approximately $160 million in 2016.

•	AAM is targeting full year capital spending of approximately 6% of sales in 2016.

Third Quarter 2016 Conference Call Information
A conference call to review AAM's third quarter 2016 results and other business developments is scheduled today at 8:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (855) 681-2072 from the United States or (213) 358-0831 from outside the United States. A replay will be available from 1:00 p.m. ET on November 3, 2016 until 11:59 p.m. ET November 10, 2016 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 12791647.

In light of today’s conference call, AAM’s previously scheduled earnings conference call on November 4, 2016 will no longer occur.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Company Description
AAM is a world leader in the manufacturing, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems, electric drive systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

Forward-Looking Statements
In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: reduced purchases of our products by General Motors Company (GM), FCA US LLC (FCA), or other customers; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM and FCA); our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to attract new customers and programs for new products; our ability to consummate and integrate acquisitions and joint ventures; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations, including those resulting from the United Kingdom's vote to exit the European Union); negative or unexpected tax consequences; risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber attack and other similar disruptions; global economic conditions; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; price volatility in, or reduced availability of, fuel; our ability to protect our intellectual property and successfully defend against assertions made against us; our ability to attract and retain key associates; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (CAFE) regulations); our ability or our customers' and suppliers' ability to comply with the Dodd-Frank Act and other regulatory requirements and the potential costs of such compliance; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

For more information:
Investor Contact
Jason P. Parsons
Director, Investor Relations
(313) 758-2404
jason.parsons@aam.com

Media Contact
Christopher M. Son
Director, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in millions, except per share data)		(in millions, except per share data)

Net sales	$1,006.9	$971.6	$3,001.5	$2,944.7

Cost of goods sold	825.7	813.3	2,454.9	2,469.1

Gross profit	181.2	158.3	546.6	475.6

Selling, general and administrative expenses	79.9	65.5	235.4	204.6

Operating income	101.3	92.8	311.2	271.0

Interest expense	(23.2)	(24.8)	(70.2)	(74.7)

Investment income	0.5	0.6	2.6	2.0

Other income, net	0.9	6.7	4.0	10.9

Income before income taxes	79.5	75.3	247.6	209.2

Income tax expense	17.8	14.4	53.8	36.5

Net income	$61.7	$60.9	$193.8	$172.7

Diluted earnings per share	$0.78	$0.78	$2.47	$2.21

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in millions)		(in millions)

Net income	$61.7	$60.9	$193.8	$172.7

Other comprehensive income (loss)
Defined benefit plans, net of tax (a)	0.6	0.3	5.3	5.1
Foreign currency translation adjustments	(0.8)	(35.9)	15.0	(64.4)
Changes in cash flow hedges	(4.1)	(7.7)	(6.4)	(9.4)
Other comprehensive income (loss)	(4.3)	(43.3)	13.9	(68.7)

Comprehensive income	$57.4	$17.6	$207.7	$104.0

_______________________________________

(a)
Amounts are net of tax of $(0.1) million and $(2.8) million for the three and nine months ended September 30, 2016, respectively, and $(0.2) million and $(2.6) million for the three and nine months ended September 30, 2015, respectively.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2016	December 31, 2015
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$433.9	$282.5
Accounts receivable, net	683.7	539.1
Inventories, net	219.4	230.5
Prepaid expenses and other	82.9	72.1
Total current assets	1,419.9	1,124.2

Property, plant and equipment, net	1,080.4	1,046.2
Deferred income taxes	344.4	373.6
Goodwill	154.4	154.4
GM postretirement cost sharing asset	237.4	243.2
Other assets and deferred charges	278.5	261.1
Total assets	$3,515.0	$3,202.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$3.4	$3.3
Accounts payable	497.7	412.7
Accrued compensation and benefits	129.8	128.0
Deferred revenue	24.5	22.9
Accrued expenses and other	110.8	132.3
Total current liabilities	766.2	699.2

Long-term debt, net	1,401.0	1,375.7
Deferred revenue	55.4	65.7
Postretirement benefits and other long-term liabilities	772.4	760.6
Total liabilities	2,995.0	2,901.2

Total stockholders’ equity	520.0	301.5
Total liabilities and stockholders' equity	$3,515.0	$3,202.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in millions)		(in millions)
Operating Activities
Net income	$61.7	$60.9	$193.8	$172.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	49.9	49.1	150.4	149.7
Other	(4.1)	3.8	(53.2)	(54.3)
Net cash provided by operating activities	107.5	113.8	291.0	268.1

Investing Activities
Purchases of property, plant and equipment	(53.0)	(40.7)	(158.7)	(132.1)
Proceeds from sale of property, plant and equipment	0.1	0.1	0.7	0.2
Proceeds from government grants	—	—	2.8	—
Other	(5.6)	—	(4.6)	—
Net cash used in investing activities	(58.5)	(40.6)	(159.8)	(131.9)

Financing Activities
Net debt activity	(3.2)	(1.3)	22.6	(5.7)
Employee stock option exercises	0.2	0.1	0.3	0.5
Purchase of treasury stock	(0.3)	(0.2)	(5.3)	(2.9)
Net cash provided by (used in) financing activities	(3.3)	(1.4)	17.6	(8.1)

Effect of exchange rate changes on cash	(0.2)	(7.5)	2.6	(11.7)

Net increase in cash and cash equivalents	45.5	64.3	151.4	116.4

Cash and cash equivalents at beginning of period	388.4	301.3	282.5	249.2

Cash and cash equivalents at end of period	$433.9	$365.6	$433.9	$365.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and Adjusted EBITDA(a)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in millions)		(in millions)

Net income	$61.7	$60.9	$193.8	$172.7
Interest expense	23.2	24.8	70.2	74.7
Income tax expense	17.8	14.4	53.8	36.5
Depreciation and amortization	49.9	49.1	150.4	149.7
EBITDA	$152.6	$149.2	$468.2	$433.6
Special charges (b)	3.4	—	3.4	—
Other non-recurring items (c)	0.7	—	(0.3)	—
Adjusted EBITDA	$156.7	$149.2	$471.3	$433.6

Net debt(d) to capital

	September 30, 2016	December 31, 2015
	(in millions, except percentages)

Current portion of long-term debt	$3.4	$3.3
Long-term debt, net	1,401.0	1,375.7
Total debt, net	1,404.4	1,379.0
Less: Cash and cash equivalents	433.9	282.5
Net debt at end of period	970.5	1,096.5
Stockholders' equity	520.0	301.5
Total invested capital at end of period	$1,490.5	$1,398.0

Net debt to capital(e)	65.1%	78.4%

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free Cash Flow(f)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in millions)		(in millions)

Net cash provided by operating activities	$107.5	$113.8	$291.0	$268.1

Less: Purchases of property, plant and equipment, net of proceeds from sale of property, plant and equipment and government grants	(52.9)	(40.6)	(155.2)	(131.9)

Free cash flow	$54.6	$73.2	$135.8	$136.2

Full Year 2016 Outlook

	Adjusted EBITDA Margin
	Low End	High End
	(in millions, except percentages)

Net income	$235	$245
Income tax expense	65	65
Interest expense	94	94
Depreciation and amortization	205	205
Full year 2016 targeted EBITDA	$599	$609
Special charges	3	3
Other non-recurring items	—	—
Full year 2016 targeted Adjusted EBITDA	$602	$612

Full year 2016 targeted sales	$3,950	$3,950

Full year 2016 targeted Adjusted EBITDA margin	15.25%	15.5%

Free Cash Flow
(in millions)

Net cash provided by operating activities	$400
Less: Purchases of property, plant and equipment, net of proceeds from sale of property, plant and equipment and government grants	(240)
Full year 2016 targeted free cash flow	$160

Due to the unpredictability of future events and the impractical nature of estimating the impact of such events, the foregoing forward-looking information does not reflect potential special charges, asset impairments, income tax adjustments, debt refinancing activities or other possible adjustments to EBITDA and free cash flow.

______________________________________

(a)
We define EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of special charges and other non-recurring items. We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and Adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and Adjusted EBITDA differently.

(b)	Special charges of $3.4 million for the three and nine months ended September 30, 2016 relate to an asset impairment charge.

(c)
Other non-recurring items for the three months ended September 30, 2016 reflect $0.7 million of acquisition related expenses. For the nine months ended September 30, 2016, other non-recurring items also include a $1.0 million investment gain related to the final distribution of the Reserve Yield Plus Fund.

(d)	Net debt is equal to total debt, net less cash and cash equivalents.

(e)
Net debt to capital is equal to net debt divided by the sum of stockholders' equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(f)
We define free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and government grants. We believe free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate free cash flow differently.